Amendment No. 1 to Prospectus Supplement dated September 29, 2010 (to Prospectus dated April 16, 2010)	Filed pursuant to Rule 424(b)(5) File No. 333-164563

ZION OIL & GAS, INC.

This Amendment No. 1 to prospectus supplement amends the prospectus supplement dated September 29, 2010. This amendment to prospectus supplement should be read in conjunction with the prospectus supplement dated September 29, 2010 and the prospectus dated April 16, 2010. This Amendment No. 1 is incorporated by reference into the original prospectus supplement. This Amendment No. 1 is not complete without, and may not be delivered or utilized except in connection with, the original prospectus supplement, including any amendments or supplements thereto.

Commencing June 7, 2012 and continuing through 5:00 p.m. Eastern Time on August 15, 2012 (the "Expiration Time"), the exercise price of the Warrants (currently trading under the symbol “ZNWAZ”) will be reduced from $4.00 to $1.75. Any and all Warrants properly exercised in accordance with the terms of the Warrants on or after the date hereof and prior to the Expiration Time will be accepted by Zion at the reduced exercise price and one share of registered common stock per Warrant will be issued to the exercising Warrant holder. After the Expiration Time, the $4.00 exercise price included in the original terms of the Warrants, as amended, will be reinstituted. Except for the reduced exercise price of the Warrants prior to the Expiration Time, the terms of the Warrants remain unchanged. Zion reserves the right to extend the Expiration Time, however, at this time Zion does not intend to do so.

Accordingly, all references in the original prospectus supplement indicating that the exercise price of the Warrants is $4.00 are hereby deleted and replaced with an exercise price of $1.75 through the Expiration Time. Thereafter and through December 31, 2012, the expiration date of the Warrants, the exercise price shall be $4.00.

Investing in our common stock is very risky. See "Risk Factors" commencing at page S-12 of the prospectus to read about the risks that you should consider before buying shares of our stock.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus or any prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this amendment No. 1 to prospectus supplement is June 7, 2012.